Exhibit 3.01

UNDER ARMOUR, INC.
AMENDED AND RESTATED ARTICLES OF INCORPORATION

FIRST: The name of the Corporation is Under Armour, Inc.

SECOND: The Corporation shall have a perpetual existence.

THIRD: The purpose for which the Corporation is formed is to engage in any lawful act or activities permitted by a corporation organized under the General Corporation Law of the State of Maryland (the “MGCL”).

The enumeration of the purposes, objects and business of the Corporation is made in furtherance, and not in limitation, of the powers conferred upon the Corporation by law, and is not intended, by the mention of any particular purpose, object or business, in any manner to limit or restrict the generality of any other purpose, object or business mentioned, or to limit or restrict any of the powers of the Corporation, and the said Corporation shall enjoy and exercise all of the powers and rights now or hereafter conferred by statute upon corporations. Nothing herein contained shall be deemed to authorize or permit the Corporation to carry on any business or exercise any power or do any act which a corporation formed under the laws of the State of Maryland may not at the time lawfully carry on or do.

FOURTH: The post office address of the principal office of the Corporation is 1020 Hull Street, 3rd Floor, Baltimore, MD 21230.

FIFTH: The name of the resident agent of the Corporation within the State of Maryland is CSC-Lawyers Incorporating Service Company and the address of such agent is 7 St. Paul Street, Suite 820, Baltimore, Maryland 21202.

SIXTH: The total number of shares of capital stock that the Corporation has the authority to issue is Eight Hundred and Thirty-Five Million, Seven Hundred Thousand (835,700,000) shares, all of which consist of common stock, par value $0.0003 1/3 per share (the “Common Stock”), of which Four Hundred Million (400,000,000) shares are designated as shares of Class A Common Stock, par value $0.0003 1/3 per share (the “Class A Common Stock”), and Thirty-Five Million, Seven Hundred Thousand (35,700,000) shares are designated as shares of Class B Common Stock, par value $0.0003 1/3 per share (the “Class B Common Stock”), having an aggregate par value of Two Hundred and Seventy-Eight Thousand, Five Hundred and Sixty-Six Dollars and Sixty-Six and Two-Thirds Cents ($278,566.66 2/3). The Board of Directors, with the approval of a majority of the entire Board of Directors, and without any action by the stockholders of the Corporation, may amend the Charter to increase or decrease the aggregate number of shares of stock or the number of shares of stock of any class or series that the Corporation has authority to issue.

A description of each class of stock of the Corporation, including any preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications, and terms and conditions of redemption, is as follows:

(a) Common Stock. The powers, preferences and rights, and the qualifications, limitations and restrictions, of each class of the Common Stock are as follows:

(i) Ranking. Except as otherwise expressly provided in this Charter, the powers, preferences and rights of the holders of Class A Common Stock and holders of Class B Common Stock, and the qualifications, limitations and restrictions thereof, shall be in all respects identical.

(ii) Voting. Except as otherwise expressly required by law or provided in this Charter, and subject to any voting rights provided to holders of hereafter created preferred stock at any time outstanding, the holders of any outstanding shares of Class A Common Stock and the holders of any outstanding shares of Class B Common Stock shall vote together as a single class on all matters with respect to which stockholders are entitled to vote under applicable law, this Charter or the Bylaws of the Corporation, or upon which a vote of stockholders is otherwise duly called for by the Corporation. At each annual or special meeting of stockholders, each holder of record of shares of Class A Common Stock on the relevant record date shall be entitled to cast one (1) vote in person or by proxy for each share of Class A Common Stock standing in such holder’s name on the stock transfer records of the Corporation. At each annual or special meeting of stockholders, each holder of record of shares of Class B Common Stock on the relevant record date shall be entitled to cast ten (10) votes in person or by proxy for each share of Class B Common Stock standing in such holder’s name on the stock transfer records of the Corporation.

(iii) No Cumulative Voting. Neither the holders of shares of Class A Common Stock nor the holders of shares of Class B Common Stock shall have cumulative voting rights.

(iv) Amendments Affecting Stock.

(1) So long as any shares of Class A Common Stock are outstanding, the Corporation shall not, without the affirmative vote of at least a majority of the outstanding shares of Class A Common Stock voting as a single class, amend, alter or repeal any provision of this Article SIXTH setting forth the terms of the Class A Common Stock so as to have a material adverse effect on the rights of the Class A Common Stock.

(2) So long as any shares of Class B Common Stock are outstanding, the Corporation shall not, without the affirmative vote of at least a majority (or such higher percentage, if any, as may then be required by applicable law) of the outstanding shares of Class B Common Stock voting as a single class, amend, alter or repeal any provision of this Article SIXTH setting forth the terms of the Class B Common Stock so as to have a material adverse effect on the rights of the Class B Common Stock.

(v) Dividends; Stock Splits. Subject to any rights provided to holders of any hereafter created preferred stock at any time outstanding, and subject to any other provisions of this Charter, as it may be amended from time to time, holders of shares of Class A Common Stock and shares of Class B Common Stock shall be entitled to receive such dividends and other distributions in cash, stock or property of the Corporation when, as and if declared thereon by the Board of Directors from time to time out of assets or funds of the Corporation legally available therefor.

(1) If, at any time, a dividend or other distribution in cash or other property (other than dividends or other distributions payable in shares of Common Stock or other voting securities of the Corporation, or rights, options or warrants to purchase shares of Common Stock or other voting securities of the Corporation or securities convertible into or exchangeable for shares of Common Stock or other voting securities of the Corporation) is declared or paid on the shares of Class A Common Stock or shares of Class B Common Stock, a like dividend or other distribution in cash or other property shall also be declared or paid, on the shares of Class B Common Stock or shares of Class A Common Stock, as the case may be, in an equal amount per share.

(2) If, at any time, a dividend or other distribution payable in shares of Common Stock or other voting securities of the Corporation, or rights, options or warrants to purchase shares of Common Stock or other voting securities of the Corporation, or securities convertible into or exchangeable for shares of Common Stock or other voting securities of the Corporation (“Voting Securities”) is paid or declared on shares of Class A Common Stock or Class B Common Stock, a like dividend or other distribution shall also be paid or declared, on the shares of Class B Common Stock or Class A Common Stock, as the case may be, in an equal amount per share; provided that, for this purpose, if a dividend consisting of shares of Class A Common Stock or other voting securities of the Corporation, or rights, options or warrants to purchase shares of Class A Common Stock or other voting securities of the Corporation or securities convertible into or exchangeable for shares of Class A Common Stock or other voting securities of the Corporation is paid on shares of Class A Common Stock, and a dividend consisting of shares of Class B Common Stock or voting securities identical to the other voting securities paid on the shares of Class A Common Stock or rights, options or warrants to purchase shares of Class B Common Stock or such other voting securities or securities convertible into or exchangeable for shares of Class B Common Stock or such other voting securities is paid on shares of Class B Common Stock, in an equal amount per share of Class A Common Stock and Class B Common Stock, such dividend or other distribution shall be deemed to be a like dividend or other distribution.

(3) The Corporation shall not have the power to issue shares of Class B Common Stock as a dividend or other distribution paid on shares of Class A Common Stock, and the Corporation shall not have the power to issue shares of Class A Common Stock as a dividend or other distribution paid on shares of Class B Common Stock.

(4) In the case of any split, subdivision, combination or reclassification of shares of Class A Common Stock or Class B Common Stock, the shares of Class B Common Stock or Class A Common Stock, as the case may be, shall also be split, subdivided, combined or reclassified so that the respective numbers of shares of Class A Common Stock and Class B Common Stock outstanding immediately following such split, subdivision, combination or reclassification shall bear the same relationship to each other as did the respective numbers of shares of Class A Common Stock and Class B Common Stock outstanding immediately prior to such split, subdivision, combination or reclassification, such that the relative voting rights of the shares of Class A Common Stock and Class B Common Stock remain the same.

(vi) Liquidation, Dissolution, etc. In the event of any liquidation, dissolution or winding up (either voluntary or involuntary) of the Corporation, the holders of shares of Class A Common Stock and the holders of shares of Class B Common Stock shall be entitled to receive the assets and funds of the Corporation available for distribution after payments to creditors and to the holders of any hereafter created preferred stock of the Corporation that may at the time be outstanding, in proportion to the number of shares held by them, respectively, without regard to class.

(vii) Merger, etc. In the event of (A) a merger or consolidation of the Corporation with or into another entity, a statutory share exchange between the Corporation and any other entity or the conversion of the Corporation into any other entity (whether or not the Corporation is the surviving entity) or (B) a third party tender offer entered into pursuant to an agreement with the Corporation (a “Negotiated Tender Offer”), the holders of each share of Class A Common Stock and Class B Common Stock shall be entitled to receive the same consideration on a per share basis, and each holder of shares of Class A Common Stock shall be entitled to receive the same consideration on a per share basis as each holder of shares of Class B Common Stock is entitled to receive on a per share basis in connection with a transfer of such shares of Class B Common Stock incidental to a merger, consolidation, statutory share exchange, conversion or Negotiated Tender Offer, even if the consideration for such transfer is not paid as consideration in such merger, consolidation, statutory share exchange, conversion or Negotiated Tender Offer; provided, however, that any amounts paid to Kevin A. Plank as compensation for services rendered or to be rendered by Kevin A. Plank to the Corporation or any acquiring entity or any of their respective affiliates (for example, participating in a retention bonus pool established in connection with a proposed merger, or compensation paid for pre- or post-merger services), which payment was approved by a majority of the Independent Directors (as defined below), shall not be deemed to be part of such consideration. For so long as any shares of Class B Common Stock remain outstanding, the Corporation shall not enter into a plan or agreement providing for a merger, consolidation, statutory share exchange, conversion or Negotiated Tender Offer that is inconsistent with the foregoing. The term “Independent Directors” means such directors of the Corporation who are independent under applicable law, the Listing Standards (as defined below) and any other standards adopted by the Board for determining the independence of directors generally, who are not Kevin A. Plank or a Kevin A. Plank Family Member (as defined below) and whom the Board has determined have no material financial or service relationship with Kevin A. Plank or any Kevin A. Plank Family Member. The term “Kevin A. Plank Family Member” means: (X) the spouse, and any parent, child, sibling, parent-in-law, sibling-in-law or child-in-law, of Kevin A. Plank; (Y) any individual (other than a domestic employee) who shares a home with Kevin A. Plank; and (Z) any lineal descendant, including by adoption, of any of the foregoing individuals. The term “Listing Standards,” means, for so long as shares of the Corporation’s stock are listed on the New York Stock Exchange, the requirements of the New York Stock Exchange generally applicable to companies with voting common equity securities listed thereon (the “NYSE Listing Standards”), or if the Corporation’s stock is not so listed, the listing requirements or rules of the principal national securities exchange on which the Corporation’s stock is then listed or traded, or if the Corporation’s stock is not then listed or traded on any national securities exchange, the NYSE Listing Standards.

In addition to any other approval required by the MGCL or the Charter, so long as any shares of Class B Common Stock remain outstanding, any amendment to this Section (a)(vii) of Article SIXTH shall be valid, and any requirement of this Section (a)(vii) of Article SIXTH may be waived, only if such amendment or waiver is advised by the Board, including at least 75% of the Independent Directors, and approved by the affirmative vote of at least 75% of the votes entitled to be cast on the matter by (i) holders of shares of Class A Common Stock (excluding Kevin A. Plank, any Kevin A. Plank Family Entity, any Kevin A. Plank Family Member or any executive officer of the Corporation), voting as a single class, and (II) holders of shares of Class B Common Stock, voting as a single class.

(viii) No Preemptive or Subscription Rights. No holder of shares of Class A Common Stock or Class B Common Stock shall be entitled to preemptive or subscription rights.

(ix) Rights of Class B Common Stock.

(1) (A) The Class B Common Stock shall be owned only by Kevin A. Plank or a Kevin A. Plank Family Entity. A “Kevin A. Plank Family Entity” means (i) any not-for-profit corporation controlled by Kevin A. Plank, his wife or children, or any combination thereof, (ii) any other corporation if at least 66% of the value and voting power of its outstanding equity is owned by Kevin A. Plank, his wife or children, or any combination thereof; (iii) any partnership if at least 66% of the value and voting power of its partnership interests are owned by Kevin A. Plank, his wife or children, or any combination thereof; (iv) any limited liability or similar company if at least 66% of the value and voting power of the company and its membership interests are owned by Kevin A. Plank, his wife or children; or (v) any trust the primary beneficiaries of which are Kevin A. Plank, his wife, children and/or charitable organizations, which if the trust is a wholly charitable trust, at least 66% of the trustees of such trust are appointed by Kevin A. Plank or his wife.

(B) A share of Class B Common Stock shall be automatically converted into one share of Class A Common Stock effective immediately upon (i) any purported sale, pledge, transfer, assignment or disposition of such share of Class B Common Stock to any person or legal entity other than to Kevin A. Plank or a Kevin A. Plank Family Entity; provided, however, that a pledge of Class B Common Stock, prior to default thereunder, which does not grant to the pledgee the power to vote or direct the vote of the pledged share or the power to vote or direct the disposition of the pledged share prior to a default, without any foreclosure or transfer of ownership shall not trigger the conversion of such share of Class B Common Stock, or (ii) the holder of such share of Class B Common Stock ceasing to be either Kevin A. Plank or a Kevin A. Plank Family Entity.

(C) Each share of Class B Common Stock shall be automatically converted into one share of Class A Common Stock effective immediately upon (i) the record date for any meeting of the Corporation’s stockholders, if the aggregate number of shares of Class A Common Stock and Class B Common Stock beneficially owned on such record date by Kevin A. Plank and each Kevin A. Plank Family Entity, when taken together, is less than 15.0% of the total number of shares of Class A Common Stock and Class B Common Stock outstanding on that record date, (ii) the death of Kevin A. Plank, or (iii) Kevin A. Plank’s ceasing to be affiliated with the Corporation in any capacity as a result of a permanent disability.

(D) Each outstanding share of Class B Common Stock shall be automatically converted into one share of Class A Common Stock effective immediately upon the termination of Kevin A. Plank as an Approved Executive Officer (as defined below) for “Cause” (as defined in the Confidentiality, Non-Competition, and Non-Solicitation Agreement, dated as of June 15, 2015, between the Corporation and Kevin A. Plank, as it may be amended from time to time with the approval of at least 75% of the Independent Directors (the “Agreement”)) in accordance with the terms of the Agreement or upon the resignation of Kevin A. Plank as an Approved Executive Officer. The term “Approved Executive Officer” means the Chief Executive Officer of the Corporation or, with the approval of Kevin A. Plank and a majority of the Independent Directors, any other position with the Corporation designated as such.

(E) Each outstanding share of Class B Common Stock shall be automatically converted into one share of Class A Common Stock effective upon the Transfer Conversion Time (as defined below). The “Transfer Conversion Time” shall mean the time at which Kevin A. Plank, together with all Kevin A. Plank Family Entities, shall have sold, pledged, transferred, assigned or disposed of (each a “Transfer”), in the aggregate, from and after the Class C Dividend Record Date (as defined below), a number of shares of Class A Common Stock and Class C Common Stock exceeding the then Permitted Sale Amount (as defined below). For purposes of determining the occurrence of the Transfer Conversion Time, (i) all Transfers of Class A Common Stock or Class C Common Stock by Kevin A. Plank or a Kevin A Plank Family Entity to Kevin A. Plank or a Kevin A Plank Family Entity shall be disregarded; (ii) a pledge of shares of Class A Common Stock or Class C Common Stock, prior to default thereunder, which does not grant to the pledgee the power to vote or direct the vote of the pledged share or the power to vote or direct the disposition of the pledged share prior to a default, without any foreclosure or transfer of ownership, shall not be deemed a Transfer of such shares of Class A Common Stock or Class C Common Stock; (iii) in the event shares of Class B Common Stock shall have been automatically converted into shares of Class A Common Stock pursuant to clause (B) of Section (a)(ix)(1) of Article SIXTH in connection with a purported direct or indirect Transfer of shares of Class B Common Stock, such shares of Class A Common Stock shall be deemed to have been Transferred by Kevin A. Plank and the Kevin A Plank Family Entities; and (iv) the withholding by the Corporation of shares of Class A Common Stock or Class C Common Stock otherwise deliverable to Kevin A. Plank pursuant to any equity compensation award for the purpose of satisfying the exercise price of such equity compensation award on a cashless basis or to cover tax withholding obligations with respect to the vesting or exercise of such equity compensation award shall not be considered a Transfer of such shares. The “Permitted Sale Amount” shall mean initially Two Million Five Hundred Thousand (2,500,000) (less two (2) times the number of shares of Class A Common Stock Transferred (or deemed Transferred) by Kevin A. Plank or a Kevin A Plank Family Entity during the calendar year during which the Class C Dividend Record Date falls and prior to the Class C Dividend Record Date); provided that the “Permitted Sale Amount” shall be increased by Two Million Five Hundred Thousand (2,500,000) as of January 1 of each calendar year occurring after the Class C Dividend Record Date. The “Class C Dividend Record Date” shall mean the record date established by the Board of Directors for the payment of the Class C Dividend. The “Class C Dividend” shall mean the dividend consisting of one share of Class C Common Stock for each outstanding share of Class A Common Stock or Class B Common Stock declared on or about the date that the Articles of Amendment first containing this Section (a)(ix)(1)(E) of Article SIXTH become effective. In the event of any split, subdivision, combination or reclassification of the shares of Class A Common Stock, Class B Common Stock and Class C Common Stock (including a split effected by a dividend paid in shares of Common Stock on all outstanding shares of Common Stock) after the Class C Dividend (but not including the Class C Dividend), proportional adjustments shall be made to the Permitted Sale Amount and in calculating the number of shares of Class A Common Stock and Class C Common Stock Transferred prior thereto for purposes of determining the occurrence of the Transfer Conversion Time.

(F) Shares of Class B Common Stock may be voluntarily converted into an equal number of shares of Class A Common Stock by the submission by the holder of such shares of a notice of election to the Corporation that sets forth the number of shares of Class B Common Stock to be so converted.
(G) In the event of any conversion of Class B Common Stock pursuant to this Article SIXTH, Section (a)(ix)(1), certificates formerly representing outstanding shares of Class B Common Stock will thereafter be deemed to represent an equal number of shares of Class A Common Stock until the certificates representing such Class B Shares are promptly exchanged for new certificates representing an equal number of Class A Shares, as contemplated by Article SIXTH, Section (a)(ix)(5) below.

(2) Upon any conversion of shares of Class B Common Stock into shares of Class A Common Stock pursuant to Article SIXTH, Section (a)(ix)(1), no adjustment with respect to dividends shall be made; only those dividends shall be payable on the shares so converted as have been declared and are payable to holders of record of shares of Class B Common Stock as of a record date prior to the conversion date with respect to the shares so converted; and only those dividends shall be payable on shares of Class A Common Stock issued upon such conversion as have been declared and are payable to holders of record of shares of Class A Common Stock as of a record date on or after such conversion date.

(3) Shares of the Class B Common Stock converted into shares of Class A Common Stock pursuant to Article SIXTH, Section (a)(ix)(1) shall be retired and the Corporation shall not be authorized to reissue such shares of Class B Common Stock.

(4) Such number of shares of Class A Common Stock as may from time to time be required for issuance upon conversion of outstanding shares of Class B Common Stock pursuant to Article SIXTH, Section (a)(ix)(1) shall be at all times reserved for such purpose.

(5) As promptly as practicable after the presentation and surrender for conversion, during usual business hours at any office or agency of the Corporation, of any certificate representing shares (or fractions of shares) of Class B Common Stock that have been converted into shares of Class A Common Stock pursuant to Article SIXTH, Section (a)(ix)(1) hereof, the Corporation shall issue and deliver at such office or agency, to or upon the written order of the holder thereof, a certificate an equal number of shares of Class A Common Stock issuable upon such conversion. The issuance of certificates for shares of Class A Common Stock issuable upon the conversion of shares of Class B Common Stock held by the registered holder thereof shall be made without charge to the converting holder for any tax imposed on the Corporation in respect to the issue thereof. The Corporation shall not, however, be required to pay any tax which may be payable with respect to any transfer involved in the issue and delivery of any certificate in a name other than that of the registered holder of the shares being converted, and the Corporation shall not be required to issue or deliver any such certificate unless and until the person requesting the issue thereof shall have paid to the Corporation the amount of such tax or has established to the satisfaction of the Corporation that such tax has been paid.

(x) Corporate Governance. So long as any shares of Class B Common Stock are outstanding:

(1) The Corporation shall not avail itself of any exemption or other provision available to a “controlled company” under the NYSE Listing Standards or any comparable provision under any other applicable Listing Standards.

(2) In order for the Board to make any determination that a director of the Corporation is “independent” for purposes of the Listing Standards, in addition to any requirements of law or the Listing Standards, (A) such director shall not be Kevin A. Plank or a Kevin A. Plank Family Member and (B) the Board shall have determined that such director has no material financial or service relationship with Kevin A. Plank or any Kevin A. Plank Family Member.

(3) In addition to any other approval required by the MGCL or the Charter, any amendment to this Section (a)(x) of Article SIXTH shall be valid, and any requirement of this Section (a)(x) of Article SIXTH may be waived, only if such amendment or waiver is advised by the Board, including at least 75% of the Independent Directors, and approved by the affirmative vote of at least 75% of the votes entitled to be cast on the matter by (A) holders of shares of Class A Common Stock (excluding Kevin A. Plank, any Kevin A. Plank Family Entity, any Kevin A. Plank Family Member or any executive officer of the Corporation), voting as a single class, and (B) holders of shares of Class B Common Stock, voting as a single class.

(b) Preferred Stock. Shares of hereafter created preferred stock may be issued in one or more series, from time to time, with each such series to consist of such number of shares and to have such voting powers, full or limited, or no voting powers, and such designations, preferences and relative, participating, optional or other special rights, and the qualifications, limitations or restrictions thereof, as shall be stated in the resolution or resolutions providing for the issuance of such series adopted by the

Board of Directors of the Corporation, and the Board of Directors is hereby expressly vested with authority, to the full extent now or hereafter provided by law, to adopt any such resolution or resolutions.

The authority of the Board of Directors with respect to each series of hereafter preferred stock shall include, but not be limited to, determination of the following: (i) the number of shares constituting that series and the distinctive designation thereof; (ii) the dividend rate on the shares of that series, whether dividends shall be cumulative, and, if so, from which dates, and the relative rights of priority, if any, of payment of dividends on shares of that series; (iii) whether that series shall have voting rights, in addition to the voting rights provided by law, and, if so, the terms of such voting rights; (iv) whether that series shall have conversion privileges, and, if so, the terms and conditions of such conversion, including provision for adjustment of the conversion rate in such events as the Board of Directors shall determine; (v) whether or not the shares of that series shall be redeemable, and, if so, the terms and conditions of such redemption, including the date or dates upon or after which they shall be redeemable, and the amount per share payable in case of redemption, which amount may vary under different conditions and at different redemption dates; (vi) whether that series shall have a sinking fund for the redemption or purchase of shares of that series, and, if so, the terms and amount of such sinking fund; (vii) the rights of the shares of that series in the event of voluntary or involuntary liquidation, dissolution or winding up of the Corporation, and the relative rights of priority, if any, of payment of shares of that series; and (viii) any other relative rights, preferences and limitations of that series.

The Board of Directors shall have the power from time to time to classify or reclassify any unissued shares of the capital stock of the Corporation by setting or changing the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications or terms and conditions of redemption of such shares and, in such event, the Corporation shall file for record with the State Department of Assessments and Taxation of Maryland articles supplementary in substance and form as prescribed by Maryland law.

SEVENTH: The following provisions are hereby adopted for the purposes of describing the rights and powers of the Corporation and of the directors and stockholders:

(a) The business and affairs of the Corporation shall be managed under the direction of the Board of Directors (the “Board of Directors” or the “Board”). The number of directors of the Corporation which shall constitute the whole Board of Directors shall be determined by resolution of the Board of Directors in accordance with the Bylaws of the Corporation, but shall never be less than the minimum number required by the MGCL.

(b) The directors shall be elected at the annual meeting of the stockholders and each director shall be elected to serve until the next annual meeting of the stockholders and until his successor shall be elected and shall qualify or until his earlier resignation or removal.

(c) Subject to the rights of the holders of any class of hereafter created preferred stock then outstanding and entitled to elect one or more directors, any director or the entire Board of Directors may be removed from office at any time, but only for cause and then only by the affirmative vote of at least two-thirds of the combined voting power of all classes of shares of capital stock entitled to vote in the election of directors so removed.

(d) The Board of Directors of the Corporation is hereby empowered to authorize the issuance from time to time of shares of stock of any class, whether now or hereafter authorized, and securities convertible into shares of its stock of any class, whether now or hereafter authorized, without the approval of the stockholders of the Corporation, for such consideration as said Board of Directors may deem advisable, subject to such limitations and restrictions, if any, as may be set forth in the Charter and Bylaws of the Corporation.

(e) Subject to the terms of any one or more classes or series of any hereafter created preferred stock, any vacancy on the Board of Directors that results from an increase in the number of directors may be filled by a majority of the Board of Directors then in office, provided that a quorum is present, and any other vacancy occurring on the Board of Directors may be filled by a majority of the Board of Directors then in office, even if less than a quorum, or by a sole remaining director. A director elected by the Board of Directors to fill a vacancy serves until the next annual meeting of stockholders and until his successor is elected and qualifies.

(f) In considering a potential acquisition of control of the Corporation, the Board of Directors of the Corporation may consider the effect of such potential acquisition of control on: (i) the stockholders, employees, suppliers, customers, and creditors of the Corporation; and (ii) the communities in which offices or other establishments of the Corporation are located.

(g) The Corporation reserves the right from time to time to make any amendment to its Charter, now or hereafter authorized by law, including any amendment altering the terms or contract rights, as expressly set forth in the Charter, of any shares of outstanding stock. All rights and powers conferred by the Charter on stockholders, directors and officers are granted subject to this reservation.

(h) [RESERVED]

(i) With respect to any corporate action to be taken by the Corporation which, under the general laws of the State of Maryland, would (in the absence of this subparagraph (i) of this Article SEVENTH) require the authorization or approval of a greater proportion than a majority of all votes entitled to be cast for such action to be effective and valid, such corporate action shall be effective and valid if authorized or approved by at least a majority of all the votes entitled to be cast thereon, after due authorization and/or approval and/or advice of such action by the Board of Directors as required by law.

(j) The Corporation hereby elects not to be governed by any of the provisions of Section 3-602 of subtitle 6 of Title 3 of the MGCL as to any business combinations or as to any existing or future interested stockholders of the Corporation or their affiliates. For purposes of applying Section 3-603(e)(1)(iii) of the MGCL, this provision shall be deemed to part of the original articles of incorporation as defined in Section 3-601(n)(2) of the MGCL.

(k) The Corporation hereby elects not to be governed by any of the provisions of Section 3-803 of subtitle 8 of Title 3 of the MGCL as to the classification of the Board of Directors of the Corporation or to otherwise permit the classification of the Board of Directors into more than one class without the recommendation of the Board of Directors and the affirmative vote of the holders of not less than a majority of all votes cast on the matter at an annual meeting or a special meeting called for that purpose.

The enumeration and definition of a particular power of the Board of Directors included in the foregoing is for descriptive purposes only and shall in no way limit or restrict the terms of any other clause of this or any other Article of this Charter, or in any manner exclude or limit any powers conferred upon the Board of Directors under the MGCL now or hereafter in force. The current directors of the Corporation, who shall serve until their successors are duly elected and qualify are Kevin Plank, Thomas Sippel, Harvey Sanders, A B Krongard, Douglas Coltharp, Byron Adams and William McDermott.

EIGHTH: No director or officer of the Corporation shall be liable to the Corporation or to its Stockholders for money damages except (i) to the extent that it is proved that such director or officer actually received an improper benefit or profit in money, property or services, for the amount of the benefit or profit in money, property or services actually received, or (ii) to the extent that a judgment or other final adjudication adverse to such director or officer is entered in a proceeding based on a finding in the proceeding that such director’s or officer’s action, or failure to act, was the result of active and deliberate dishonesty and was material to the cause of action adjudicated in the proceeding.

NINTH: The Corporation shall indemnify and advance expenses to a director or officer of the Corporation in connection with a proceeding to the fullest extent permitted by and in accordance with the indemnification provision of the MGCL now or hereafter in force. With respect to an employee or agent, other than a director or officer of the Corporation, the Corporation may, as determined by and in the discretion of the Board of Directors of the Corporation, indemnify and advance expenses to such employees or agents in connection with a proceeding to the extent permitted by and in accordance with the indemnification provision of the MGCL now or hereafter in force.

TENTH: The Charter may be amended only upon the recommendation of the Board of Directors and the affirmative vote of the holders of not less than a majority of all of the outstanding capital stock entitled to vote on the matter; provided, however, that the Charter provisions regarding removal of directors (see Article Seventh, paragraph (c)), vacancies on the board of directors (see Article Seventh, paragraph (e)) and amendments to the Bylaws of the Corporation (see Article Seventh, paragraph (h)) may be amended only by the affirmative vote of holders of not less than two-thirds of all of the outstanding capital stock entitled to vote the matter.
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